Exhibit 5.12

September 24, 2025

To:	First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

In connection with the Registration Statement on Form F-10 of First Majestic Silver Corp. (the “Registration Statement”), the undersigned, on behalf of WSP Canada Inc. (the “Firm”), hereby consent to: (i) quotations, inclusion or summary of those portions of the technical report entitled “Mineral Resource and Mineral Reserve Update, Los Gatos Joint Venture, Chihuahua, Mexico”, with an effective date of July 1, 2024, authored by Stephan Blaho who is no longer employed by the Firm for which we have assumed responsibility (the “Technical Report”), and (ii) the use of and reference to the Firm’s name, in each case above, where used or incorporated by reference into the Registration Statement and exhibits thereto.

Sincerely,

Signature	/s/ Jerry DeWolfe
Name	Jerry DeWolfe, Professional Geologist (APEGA Member 101287)
Firm	WSP Canada Inc.